Exhibit (a)(3)

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:34 PM 10/23/2024
FILED 07:34 PM 10/23/2024
SR 20244029594 - File Number 5358303

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Syntax ETF Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of Syntax ETF Trust is changed to: WEBs ETFs Trust.

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective Upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of October, 2024 A.D.

By:	/s/ Benjamin Fulton
Trustee

Name:	Benjamin T. Fulton
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